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                                                                     Exhibit 5.1

                          Wood, Exall & Bonnet, L.L.P.
                            Attorneys and Counselors
                          12222 Merit Drive, Suite 880
                               Dallas, Texas 75251
                            Telephone (972) 991-8510
                            Facsimile (972) 991-9261


                                November 25, 1998


Citadel Technology, Inc.
3811 Turtle Creek Boulevard, Suite 600
Dallas, Texas  75219


         Re: Shares of Common Stock, par value $0.01 (the "Common Stock"), of Citadel Technology, Inc. (the "Company") to be offered and sold pursuant to the Company's Registration Statement on Form SB-2, as filed on September 30, 1998, as amended by Amendment No. 1 thereto, as filed on November 25, 1998 (such amended Registration Statement, as it may be further amended from time to time, the "Registration Statement")


Ladies & Gentlemen:

         We have acted as special counsel to the Company in connection with the registration of 6,792,544 shares of Common Stock pursuant to the Registration Statement which were issued or reserved for issuance pursuant to private placements, including 5,268,135 shares of Common Stock underlying warrants granted or options issued to certain of the stockholders named in the Registration Statement (the "Selling Stockholders"), 900,000 shares of Common Stock issuable upon conversion of preferred stock held by certain Selling Stockholders, and 624,409 shares of Common Stock held by certain Selling Stockholders. Defined terms used in this opinion shall have the meanings set forth in the Registration Statement unless the context otherwise requires.

         We are members of the Bar of the State of Texas. We do not hold ourselves out as experts on, nor do we express any opinion as to or with respect to the applicability of, the laws of any jurisdiction other than the laws of the State of Texas, the federal laws of the United States, and the General Corporation Law of the State of Delaware (the "Opining Jurisdictions").

         We express no opinion with respect to any of the following legal issues: (a) state or federal securities laws or regulations; (b) fraudulent transfer and fraudulent conveyance laws; or (c) federal and state tax laws and regulations.


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         In connection with this Opinion, we have examined the Registration
Statement and the prospectus related thereto (the "Prospectus"). In addition to the foregoing, we have reviewed such documents and given consideration to such matters of law and fact as we have deemed appropriate, in our professional judgment, to render this Opinion. We have also relied, without further independent investigation, as to certain matters of fact, on information obtained from public officials, from officers of the Company and from other sources believed by us to be responsible.

         The assumptions, opinions and conclusions stated below are subject to:
(a) bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally; and (b) general principles of equity and the exercise of judicial discretion.

         We have assumed, without further investigation, the following: (a) all natural persons who are involved have sufficient legal capacity to enter into all relevant agreements or documents (the "Agreements") relating to the issuance of the securities registered pursuant to the Registration Statement or the securities convertible into such securities (the "Securities"), in such capacity as is provided thereby, and to perform the transactions contemplated by such Agreements (collectively, the "Transactions") or to carry out their roles in the Transactions; (b) each party to the Transactions has satisfied those legal requirements that are applicable to it to the extent necessary to make the Agreements to which it is a party enforceable against it; (c) each party to the Transactions has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Agreements against the other parties to the Transactions; (d) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (e) each certificate issued by a government official concerning a person or entity's property or status is accurate, complete and authentic and all official public records (including their proper indexing and filing) are accurate and complete; (f) the conduct of the parties to the Transactions has complied with any requirement of good faith, fair dealing and unconscionability; (g) the parties have acted in good faith and without notice of any defense against the enforcement of any rights created by the Transactions; (h) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Agreements; (i) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies constituting the law of the Opining Jurisdictions are generally available (i.e., in terms of access and distribution following publication or other release) to lawyers practicing in the Opining Jurisdictions, and are in a format which makes legal research reasonably feasible; (j) the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue unless a reported decision in the Opining Jurisdiction has specifically addressed but not resolved, or has established, its unconstitutionality or validity; (k) the parties will obtain all permits and governmental approvals required in the future, and take all actions similarly required, relevant to subsequent consummation of the Transactions or performance of the Agreements; (l) all parties to the Transactions will act in accordance with, and will


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refrain from taking any action that is forbidden by, the terms and conditions of the Agreements; and (m) the Transactions and the execution, delivery and performance of the Agreements will not (i) breach, or result in a default under, any existing obligation of a party to the Transactions to a contract to which such party is a party or by which its property is bound, or (ii) breach or otherwise violate any existing obligation of any court and administrative order, writ, judgment or decree that names any such party and is specifically directed to it or its property. Each assumption specifically described in this opinion is made with the express consent and approval of the Company. However, we have not relied on information (including certificates or other documentation) or assumptions, otherwise appropriate in the circumstances, if we have knowledge that the information or assumptions are false or if we have knowledge of facts that under the circumstances would make the reliance unreasonable.

         We have also assumed that (i) the shares of Common Stock when issued in exchange for the purchase price pursuant to the exercise of Convertible Securities will be duly issued in accordance with the terms of the applicable Agreement, (ii) the Company will maintain an adequate number of authorized but unissued shares and/or treasury shares of Common Stock available for issuance to those persons who exercise Convertible Securities, (iii) the consideration for shares of Common Stock issued pursuant to the exercise of Convertible Securities will be actually received by the Company in accordance with the terms of the applicable Agreement and will exceed the par value of such shares, and (iv) the Convertibles Securities were duly granted or issued.

         This opinion speaks only as of its date. We have no obligation to advise the Company (or any third party) of changes in law or fact that occur after the date of this opinion, even though the change may affect the legal analysis, a legal conclusion or an informational confirmation in this opinion.

         Based upon the foregoing and subject to the qualifications contained below, we are of the opinion that when (a) the pertinent provisions of the Securities Act of 1933, as amended, and such "blue sky" and other securities laws as may be applicable have been complied with and (b) the Common Stock issuable upon conversion of the Convertible Securities has been duly delivered against payment therefor upon conversion of the Convertible Securities, all as contemplated by the Agreements, the Common Stock owned by certain Selling Stockholders and the Common Stock issuable upon conversion of the Convertible Securities will be validly issued, fully paid, and nonassessable.

         This opinion deals only with the specific legal issues it explicitly addresses. Accordingly, the express opinions set forth above concerning a particular legal issue do not address any other matters.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to references to us included in or made a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

Wood, Exall & Bonnet, L.L.P.
By:   David Allen Wood, P.C., Partner


By:   /s/ DAVID A. WOOD
      -------------------------
      David A. Wood, President


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